                                                                     EXHIBIT 2.7

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2000 (the "Agreement"), by and between KINNARD INVESTMENTS, INC., a Minnesota corporation (the "Company"), STOCKWALK.COM GROUP, INC., a Minnesota corporation ("Acquiror") and SW ACQUISITION, INC., a Minnesota corporation ("MergerCo").

         WHEREAS, the Board of Directors of the Company (the "Company Board") and the Board of Directors of each of Acquiror and MergerCo have determined that the merger of the Company with and into MergerCo (the "Merger"), in accordance with the Minnesota Business Corporation Act (the "MBCA") and upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which each share of common stock, par value $.01 per share of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one-half share of common stock, par value $.04 per share of Acquiror, subject to adjustment as hereafter provided (the "Acquiror Common Stock"), and cash in an amount equal to $6.00.

         WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a "reorganization" under Section 368(a) of the Code.

         WHEREAS, Acquiror, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                       CERTAIN DEFINITIONS; INTERPRETATION

         SECTION 1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

         "Acquiror" has the meaning assigned in the preamble to this Agreement.

         "Acquiror Benefit Plans" has the meaning assigned in Section 4.4(n).

         "Acquiror Broker-Dealer Subsidiaries" has the meaning assigned in
Section 4.4(g).

         "Acquiror Common Stock" has the meaning assigned in the first recital of this Agreement.

         "Acquiror ERISA Affiliate" has the meaning assigned in Section 4.4(n).



                                 Exhibit 2.7-1

         "Acquiror  ERISA Client" has the meaning assigned in Section 4.4(l).

         "Acquiror Financial Statements" has the meaning assigned in Section 4.4(g).

         "Acquiror FOCUS Reports" has the meaning assigned in Section 4.4(g).

         "Acquiror Form ADV" has the meaning assigned in Section 4.4(l).

         "Acquiror Form BD" has the meaning assigned in Section 4.4(l).

         "Acquiror Forms" has the meaning assigned in Section 4.4(l).

         "Acquiror Insurance Policies" has the meaning assigned in Section
4.4(s).

         "Acquiror SEC Documents" has the meaning assigned in Section 4.4(g).

         "Acquiror  Stock" has the meaning assigned in Section 4.4(e).

         "Acquiror  Stock Options" has the meaning assigned in Section 4.4(e).

         "Acquiror Undesignated Stock" has the meaning assigned in Section
4.4(e).

         "Acquiror  Warrants" has the meaning assigned in Section 4.4(e).

         "Acquisition Proposal" has the meaning assigned in Section 5.3.

         "Affiliate," means, with respect to any specified person, any other person, directly or indirectly controlling, controlled by or under common control with such specified person. For purposes of this definition, "control" when used in connection with any specified person means the power to direct the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 8.2.

         "Articles of Merger" has the meaning assigned in Section 2.2.

         "Average Daily Price" means the average of the closing sale prices of one share of Acquiror Common Stock as reported on the NASDAQ/NMS for the 20 consecutive full trading days (in which such shares are traded on the NASDAQ/NMS) ending on the close of trading on the NASDAQ/NMS trading day immediately preceding the Condition Date.

         "Cash Consideration" has the meaning assigned in Section 3.1(c).

         "Certificates" has the meaning assigned in Section 3.4(b).

         "Client" means any person to whom the Company or any of its Subsidiaries provides products or services under a Contract.


                                 Exhibit 2.7-2

         "Closing" has the meaning assigned in Section 2.2.

         "Closing Date" has the meaning assigned in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning assigned in the preamble to this Agreement.

         "Company Affiliate" has the meaning assigned in Section 5.14(a).

         "Company Articles" means the Articles of Incorporation of the Company, as amended.

         "Company Benefit Plans" has the meaning assigned in Section 4.3(q).

         "Company Board" has the meaning assigned in the first recital of this Agreement.

         "Company Broker-Dealer Subsidiaries" has the meaning assigned in
Section 4.3(g).

         "Company Bylaws" means the Bylaws of the Company, as amended.

         "Company Common Stock" has the meaning assigned in the first recital of this Agreement.

         "Company ERISA Affiliate" has the meaning assigned in Section 4.3(q).

         "Company ERISA Client" has the meaning assigned in Section 4.3(k).

         "Company Financial Statements" has the meaning assigned in Section 4.3(g).

         "Company FOCUS Reports" has the meaning assigned in Section 4.3(g).

         "Company Form ADV" has the meaning assigned in Section 4.3(k).

         "Company Form BD" has the meaning assigned in Section 4.3(k).

         "Company Forms" has the meaning assigned in Section 4.3(k).

         "Company Insurance Policies" has the meaning assigned in Section
4.3(v).

         "Company Preferred Stock" has the meaning assigned in Section 4.3(e).

         "Company Reports" has the meaning assigned in Section 4.3(l).

         "Company SEC Documents" has the meaning assigned in Section 4.3(g).

         "Company Stock" means, collectively, the Company Common Stock, the Company Preferred Stock and the Company Undesignated Stock.

         "Company Stock Option" has the meaning assigned in Section 3.3(a).


                                 Exhibit 2.7-3

         "Company Stock Plans" means stock-based compensation plans and incentive plans of the Company Previously Disclosed.

         "Company Undesignated Stock" has the meaning assigned in Section
4.3(e).

         "Company Warrants" has the meaning assigned in Section 3.3(a).

         "Condition Date" has the meaning assigned in Section 2.2.

         "Confidentiality Agreement" has the meaning assigned in Section 5.8(b).

         "Continuing Employees" means employees of the Company or any Subsidiary at immediately before the Effective Time who continue as employees of Acquiror, the Surviving Corporation or any other Affiliate of Acquiror.

         "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, contractual obligation, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

         "Convertible Notes" has the meaning assigned in Section 4.4(e).

         "CSE" means the Chicago Stock Exchange.

         "Disclosure Schedule" has the meaning assigned in Section 4.1.

         "Dissenting Shares" has the meaning assigned in Section 3.1(d).

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" has the meaning assigned in Section 2.2.

         "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources, or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESPP" has the meaning assigned in Section 3.3(c).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning assigned in Section 3.4(a).

         "Exchange Fund" has the meaning assigned in Section 3.4(h).



                                 Exhibit 2.7-4

         "Exchange Ratio" has the meaning assigned in Section 3.1(c).

         "Exchanged Shares" has the meaning assigned in Section 3.4(b).

         "Federal Reserve System" means the Board of Governors of the Federal Reserve System and the Federal Reserve Banks.

         "Governmental Authority" means any court, administrative agency or commission or other foreign, federal, state or local governmental authority or instrumentality.

         "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. (S) 172.101), or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and amendments thereto, or become regulated under any applicable local, state or federal law, including petroleum compounds, lead, asbestos and polychlorinated biphenyls.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning assigned in Section 5.12(a).

         "Insurance Amount" has the meaning assigned in Section 5.12(c).

         "Investment Advisors Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

         "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

         "IRS" means the Internal Revenue Service.

         "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Litigation" has the meaning assigned in Section 4.3(o).

         "Litigation List" has the meaning assigned in Section 4.3(o).

         "Material" means, with respect to any fact, circumstance, event or thing, that such fact, circumstance, event or thing is or would reasonably be expected to be material to (1) the financial position, results of operations, assets, properties or business of the Acquiror and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, taken as a whole, or the Surviving Corporation and its Subsidiaries, taken as a whole, as the case may be (other than to the extent such fact, circumstance, event or thing is due to (x) general changes in conditions in the securities industry, or in the global or United States economy or capital markets, or (y) changes in applicable generally accepted accounting principles or in laws, regulations or regulatory policies of general applicability), or (2) the ability of either the Acquiror or the Company, as the case may be, timely to perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement.



                                 Exhibit 2.7-5

         "Material Adverse Effect" means with respect to the Acquiror, the Company, or the Surviving Corporation, respectively, an effect that, individually or in the aggregate, is both Material and adverse with respect to the Acquiror and its Subsidiaries, the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole; provided that "Material Adverse Effect" shall not be deemed to include the effects of (x) general changes in conditions in the securities industry, or in the global or United States economy or capital markets, or (y) changes in applicable generally accepted accounting principles or in laws, regulations or regulatory policies of general applicability, or (z) actions or omissions of the Company taken with the prior written consent of the Acquiror.

         "MBCA" has the meaning assigned in the first recital of this Agreement.

         "Merger" has the meaning assigned in the first recital of this Agreement.

         "MergerCo" has the meaning assigned in the preamble to this Agreement.

         "Merger Consideration" has the meaning assigned in Section 3.1(c).

         "MSRB" means the Municipal Securities Rulemaking Board.

         "NASD" means the National Association of Securities Dealers, Inc.

         "NYSE" means the New York Stock Exchange, Inc.

         "Option Consideration" has the meaning assigned in Section 3.3.

         "person" shall mean and include an individual, bank, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization and government or any department or agency thereof.

         "Previously Disclosed" has the meaning assigned in Section  4.1.

         "Prospectus/Proxy Statement" has the meaning assigned in Section
5.5(a).

         "Registration Statement" has the meaning assigned in Section 5.5(a).

         "Representatives" has the meaning assigned in Section 5.3.

         "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for, redeem or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.



                                 Exhibit 2.7-6

         "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisors Act, the Investment Company Act and any state securities and "blue sky" laws.

         "Self-Regulatory Organization" means the National Association of Securities Dealers, Inc., the NYSE, the AMEX, the MSRB or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company or one of its Subsidiaries is otherwise subject.

         `Share" has the meaning assigned in Section 3.1(c).

         "Shareholders Meeting" has the meaning assigned in Section 5.4.

         "Stock Consideration" has the meaning assigned in Section 3.1(c).

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

         "Superior Proposal" has the meaning assigned in Section 5.3.

         "Surviving Corporation" has the meaning assigned in Section 2.1.

         "Takeover Laws" has the meaning assigned in Section 4.3(c).

         "Tax Opinion" has the meaning assigned in Section 6.1(f).

         "Taxes" means all federal, state, local and foreign taxes, levies or other assessments imposed by any taxing authority, however denominated, including, without limitation, all net income, gross income, gross receipts sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, and custom duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

         "Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statement required to be filed under federal, state, local or any foreign tax laws.

         "Termination Fee" has the meaning assigned in Section 7.2.

         SECTION 1.2 Interpretation. When a reference is made in this Agreement to Recitals, Sections, Annexes or Schedules, such reference shall be to a Recital or Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." No rule against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an



                                 Exhibit 2.7-7
undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts, to cause its Affiliates, to take appropriate action in connection therewith.

                                    ARTICLE 2

                                   THE MERGER

         SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time and in accordance with the provisions of the MBCA, the Company shall be merged with and into MergerCo, whereupon the separate corporate existence of the Company shall cease, and MergerCo shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and MergerCo and be subject to all the liabilities, obligations and duties of the Company and MergerCo, all as more fully described in the MBCA.

         SECTION 2.2 Closing; Effective Time. Subject to the provisions of
Article 6, the closing of the Merger (the "Closing") shall take place in the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, as soon as practicable but in no event later than 10:00 a.m. Minneapolis time on the fourth business day after the date on which each of the conditions set forth in Article 6 has been satisfied or waived by the party or parties entitled to the benefit of such conditions (the "Condition Date"), or at such other place, at such other time or on such other date as MergerCo and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, MergerCo and the Company shall cause articles of merger for the Merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Minnesota in the form required by and executed in accordance with the applicable provisions of the MBCA. The Merger shall become effective as of the date and time of such filings or such other time after such filings as the parties hereto shall agree to in the Articles of Merger (the "Effective Time").

         SECTION 2.3 Articles of Incorporation. At the Effective Time, and without any further action on the part of the Company or MergerCo, the articles of incorporation of MergerCo shall be the articles of incorporation of the Surviving Corporation and thereafter may be amended or repealed as provided by law.

         SECTION 2.4 Bylaws. The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein or in the articles of incorporation of the Surviving Corporation and in accordance with applicable law.

         SECTION 2.5 Directors and Officers. The directors of MergerCo and officers of the Company, respectively, immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

         SECTION 2.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, any deeds, bills of sale, assignments or assurances and to take


                                 Exhibit 2.7-8
and do, in the name and on behalf of the Company or MergerCo, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                    ARTICLE 3

                   CONVERSION OF SHARES; SHAREHOLDER APPROVAL

         SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

         (a) Capital Stock of MergerCo. Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

         (b) Treasury Stock and MergerCo-Owned Stock. Each share of Company Common Stock that is owned by the Company or any subsidiary of the Company and each share of Company Common Stock that is owned by Acquiror, MergerCo or any affiliate of Acquiror or MergerCo shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Common Stock. Except as otherwise provided in Section 3.1(b) or 3.1(d), each issued and outstanding share of Company Common Stock (each, a "Share") shall be canceled, extinguished and converted into and become a right to receive (i) cash, without interest, in an amount equal to $6.00 (the "Cash Consideration") and (ii) a number of shares of validly issued, fully paid and nonassessable shares of Acquiror Common Stock (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration") equal to (i) if the Average Daily Price is less than $9.00, a quotient, the numerator of which is $4.50 and the denominator of which is the Average Daily Price (such quotient to be rounded to the nearest ten thousandth);
(ii) if the Average Daily Price is equal to or less than $15.00 and equal to or greater than $9.00, 0.5; or (iii) if the Average Daily Price is greater than $15.00, a quotient, the numerator of which is $7.50 and the denominator of which is the Average Daily Price (such quotient to be rounded to the nearest ten thousandth) (in each case, subject to adjustment pursuant to Section 3.2, the "Exchange Ratio").

        (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly demanded and perfected such shareholder's rights to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA (the "Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but the holder thereof shall be entitled to such rights as are granted by the MBCA and the Surviving Corporation shall make all payments to the holders of the shares of Company Common Stock with respect to such demands in accordance with the MBCA; provided, however, that if such holder shall have failed to perfect or shall have lost the right to dissent and payment under the MBCA, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into and to have



                                 Exhibit 2.7-9
become exchangeable for, as of the Effective Time, solely the right to receive Merger Consideration. The Company shall give reasonably prompt notice to MergerCo of any demands received by the Company for payment under Sections 302A.471 and 302A.473 of the MBCA, and MergerCo shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerCo, make any payment with respect to, or settle or offer to settle, such demands.

         (e) Cancellation and Retirement of Common Stock. Each Share converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the cash applicable thereto, upon surrender of such certificate in accordance with
Section 3.4.

         SECTION 3.2 Adjustment of Exchange Ratio. If, after the date of this Agreement, but prior to the Effective Time, the shares of Acquiror Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change (regardless of the method of effectuation of any of the foregoing, including by way of a merger or otherwise) in the capitalization of the Acquiror, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

         SECTION 3.3 Treatment of Options, Warrants and Employee Stock Purchase Plan. (a) Each option to purchase shares of Company Common Stock (each, a "Company Stock Option") (and any rights thereunder) and each warrant to purchase shares of Company Common Stock (and any rights thereunder) (each, a "Company Warrant"), whether vested or unvested, outstanding immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time in exchange for the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option or Company Warrant immediately prior to the Effective Time and (ii) the difference, if any, of (A) the sum of $6.00 plus the product of the Daily Average Price and the Exchange Ratio (the "Option Consideration") minus
(B) the per share exercise price of such Company Stock Option or Company Warrant, to be delivered by the Surviving Corporation immediately following the Effective Time. All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable under this Section 3.3.

         (b) Prior to the Effective Time, the Company shall have taken all actions necessary or appropriate in the judgment of MergerCo to ensure that all stock options, stock appreciation right or other equity-based plans maintained with respect to the Shares shall terminate as of the Effective Time and the provisions in any other compensation or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall use its reasonable best efforts to ensure that following the Effective Time neither the Company nor any of its subsidiaries is or will be bound by any Company Stock Options which would entitle any person, other than MergerCo or its affiliates, to beneficially own, or receive any payments (other than as otherwise contemplated by Section 3.1 and this Section 3.3) in respect of, any capital stock of the Company or the Surviving Corporation.


                                 Exhibit 2.7-10

         (c) Prior to the Effective Time, the Company shall take all action necessary to terminate the Company's 1992 Employee Stock Purchase Plan (as amended and restated, the "ESPP"). As soon as practicable after the Effective Time, the Surviving Corporation shall refund to participants in the ESPP amounts credited to such participants' bookkeeping accounts thereunder.

         SECTION 3.4 Payment for Common Stock (a) Exchange Agent. At or before the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. On the Closing Date, Acquiror will make available to the Exchange Agent the Merger Consideration to be paid and delivered in respect of the Shares.

         (b) Exchange. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, except the holders of Dissenting Shares, as of the Effective Time, of any outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. In effecting the payment and delivery of the Merger Consideration in respect of Shares represented by Certificates entitled to the Merger Consideration pursuant to
Section 3.1 (the "Exchanged Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Cash Consideration multiplied by the number of Exchanged Shares and deliver certificates for the number of whole shares of Acquiror Common Stock determined by multiplying the Exchange Ratio by the number of Exchanged Shares, in consideration therefor. Upon such payment and delivery, such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If cash or Acquiror Common Stock is to be remitted to a person other than that in which the Certificate for Shares surrendered for exchange is registered, it shall be a condition of such payment or delivery (a) that the Certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and (b) the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to a person, other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4, each Certificate (other than Certificates representing Shares owned by the Company, any subsidiary of the Company or by Acquiror or MergerCo or any affiliate of Acquiror or MergerCo and Certificates representing Dissenting Shares), shall represent for all purposes only the right to receive the Merger Consideration applicable thereto, without any interest thereon, subject to any required withholding taxes. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

         (c) No Issuance of Fractional Shares. No certificates or scrip for fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Shares who would otherwise be entitled to receive certificates or scrip for a fraction of a share of Acquiror Common Stock shall receive from Acquiror, at such time as such holder shall receive a certificate representing


                                 Exhibit 2.7-11
shares of Acquiror Common Stock, an amount of cash equal to the per share market value of Acquiror Common Stock determined by multiplying (i) the closing price of one share of Acquiror Common Stock as reported on the NASDAQ/NMS on the last full trading day prior to the Closing Date by (ii) the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled.

         (d) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to Company shareholders pursuant to Article 3. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

         (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, pursuant to this Agreement.

         (f) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to unexchanged Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Shares with respect to the unexchanged Shares represented thereby until the surrender of such Certificate in accordance with Article 3.

         (g) No Further Ownership Rights in Shares Exchanged for Cash. The Merger Consideration paid or delivered upon the surrender for exchange of Certificates representing Shares in accordance with the terms of Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for the Merger Consideration theretofore represented by such Certificates.

         (h) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 3.4 (the "Exchange Fund") which remains undistributed to the holders of the Certificates representing Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with Article 3 shall thereafter look only to the Surviving Corporation for payment and delivery of the Merger Consideration, for unexchanged Shares to which such holders may be entitled. Any portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to the time as such amounts would escheat to or become property of any Governmental Authority shall, to the extent permitted by law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

          (i) No Liability. None of Acquiror, MergerCo, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.



                                 Exhibit 2.7-12

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF

                       THE COMPANY, ACQUIROR AND MERGERCO

         SECTION 4.1 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to the Acquiror, and the Acquiror has delivered to the Company, a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof, or (ii) as an exception to one or more representations or warranties contained in Section 4.3 or 4.4, respectively, or to one or more of its covenants contained in Article 5; provided, that (a) no such item is required to be set forth on the Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed incorrect or untrue under the standard established in Section 4.2 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by a party that such item (or any undisclosed item or information of comparable or greater significance) represents a Material exception or fact, event or circumstance with respect to the Company, Acquiror or MergerCo, respectively. "Previously Disclosed" means information set forth in a Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or covenants, in each case, that is contained in a correspondingly enumerated portion of such Disclosure Schedule. To the extent information is Previously Disclosed pursuant to the foregoing, the corresponding representation, warranty or covenant shall be deemed to be modified by such Previously Disclosed information and references herein (including in Section 4.2) to such corresponding representation, warranty or covenant shall be deemed to be references to such representation, warranty or covenant as so modified.

         SECTION 4.2 Standard. No representation or warranty of the Company, on the one hand, or the Acquiror and MergerCo, on the other, contained in Section
4.3 or 4.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event, or circumstance that is inconsistent with one or more representations or warranties (with such representations and warranties being read, for purposes of this Section 4.2, without regard to individual references to "Materiality" or "Material Adverse Effect" set forth therein), unless such fact, event or circumstance (individually or taken together with all other facts, events or circumstances that are inconsistent with any representation or warranty contained in Section 4.3 or 4.4) would be Material with respect to the Company or the Acquiror, as the case may be.

         SECTION 4.3 Representations and Warranties of the Company. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to the Acquiror and MergerCo as follows:

         (a) Organization, Standing and Authority. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.



                                 Exhibit 2.7-13

         (b) Corporate Power. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

         (c)      Corporate Authority and Action.

                  (1) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and, subject only to receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

                  (2) The Company has taken all action required to be taken by it in order to exempt this Agreement from, the requirements of any applicable "moratorium," "control share," "fair price" or other antitakeover laws and regulations of the State of Minnesota (collectively, "Takeover Laws").

         (d)      Regulatory Filings; No Defaults.

                  (1) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, except for (A) those required under the HSR Act; (B) filings of applications or notices with the CSE, the NASD and other Previously Disclosed securities licensing or supervisory authorities, (C) the filing with the SEC of the Prospectus/Proxy Statement and compliance with the Exchange Act; (D) approval of the Company's shareholders as contemplated by Section 4.3(c); (E) approval of the CSE and consents of national securities exchanges to the transfer of ownership of seats or memberships; and (F) the filing of Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities or Self-Regulatory Organizations necessary to permit consummation of the transactions contemplated by this Agreement will not be received.

                  (2) Subject only to the approval by the holders of a majority of the outstanding shares of Company Common Stock, the receipt of the regulatory approvals referred to in Section 4.3(d)(1), the expiration of applicable waiting periods and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination (with or without the giving of notice, passage of time or both) under, any law, rule or regulation or any judgment, decree, order, governmental or nongovernmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws or similar governing documents of any of its Subsidiaries,


                                 Exhibit 2.7-14
         or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or nongovernmental permit or license or Contract.

         (e) Company Stock. The authorized capital stock of the Company consists of (i) 7,500,000 shares of Company Common Stock, (ii) 1,000,000 shares of preferred stock (the "Company Preferred Stock"), and (iii) 16,500,000 shares of undesignated stock (the "Company Undesignated Stock"). As of May 30, 2000,
(a) 4,891,191 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) no shares of Company Undesignated Stock were issued and outstanding, (d) 670,762 shares of Company Common Stock were reserved for issuance under the Company's ESPP, (e) 625,357 shares of Company Common Stock were reserved for issuance under the Company's 1990 and 1997 Stock Option Plans and (f) 325,000 shares of Company Common Stock were reserved for issuance under Company Warrants. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any subscriptive or preemptive rights). As of the date hereof, other than the Company Stock Options and the Company Warrants, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. Section 4.3(e) of the Company Disclosure Schedule sets forth a list of the holders of outstanding Company Stock Options and Company Warrants, the date that each such Company Stock Option or Company Warrant was granted, the number of shares of Company Common Stock subject to each such Company Stock Option or Company Warrant, the expiration date of each such Company Stock Option or Company Warrant and the price at which each such Company Stock Option or Company Warrant may be exercised.

         (f) Subsidiaries. The Company has Previously Disclosed a list of all its Subsidiaries, including the states in which such Subsidiaries are organized, a brief description of such Subsidiaries' principal activities, and if any of such Subsidiaries is not wholly owned by the Company or one of its Subsidiaries, the percentage owned by the Company or any such Subsidiary and the names, addresses and percentage ownership by any other person. No equity securities of any of the Company's Subsidiaries are or may become required to be issued, transferred or otherwise disposed of (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Company's Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights or obligations of the Company to vote or to dispose of such shares. All of the shares of capital stock of each of the Company's Subsidiaries are fully paid and nonassessable and subject to no subscriptive or preemptive rights or Rights and, except as Previously Disclosed, are owned by the Company or a Company Subsidiary free and clear of any Liens. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (g)      SEC Documents, Financial Statements.

                  (1) The Company has provided or made available to the Acquiror copies of each registration statement, offering circular, report, definitive proxy statement or information statement filed by the Company with the SEC or circulated by the Company from December



                                 Exhibit 2.7-15

         31, 1996 through the date of this Agreement and will promptly provide each such registration statement, offering circular, report, definitive proxy statement or information statement filed or circulated after the date hereof (collectively, the "Company SEC Documents"), each in the form (including exhibits and any amendments thereto) filed with the SEC (or, if not so filed, in the form used or circulated). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the SEC Documents filed after the date of this Agreement will comply) as to form with applicable Securities Laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (2) Each of the Company's consolidated statements of financial condition or balance sheets included in or incorporated by reference into the SEC Documents, including the related notes and schedules, fairly presented (or, in the case of SEC Documents filed after the date of this Agreement, will fairly present) the consolidated financial condition of the Company and its Subsidiaries as of the date of such statement of financial condition or balance sheet and each of the consolidated statements of income, cash flows and changes in shareholders' equity included in or incorporated by reference into the SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Company Financial Statements"), fairly presented (or, in the case of SEC Documents filed after the date of this Agreement, will fairly present) the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

                  (3) Except as disclosed in the Financial Statements or the Company SEC Documents filed prior to the date of this Agreement, none of the Company or any of its Subsidiaries has any liability or obligation (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

                  (4) The Company has delivered or made available to the Acquiror true and complete copies of the FOCUS Reports filed on Form X-17A-5 (the "Company FOCUS Reports") for the quarters ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999 and March 31, 2000 by each Subsidiary of the Company that is a "broker" or "dealer", as such terms are defined in Sections 2(a)(4) and 2(a)(5) of the Exchange Act (collectively, the "Company Broker-Dealer Subsidiaries"). Each Company FOCUS Report complied (and with respect to Company FOCUS Reports filed after the date hereof, will comply) at the date thereof with the rules and regulations of the SEC relating thereto and fairly presented (or will present, as the case may be) the information required to be presented therein pursuant to Rule 17a-5 under the Exchange Act.


                                 Exhibit 2.7-16

         (h) Absence of Certain Changes. Since December 31, 1999, the business of the Company and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has not been:

                  (1) any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a Material Adverse Effect on the Company;

                  (2) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries or to the Company or any of its Subsidiaries' articles of incorporation or bylaws (or similar governing documents);

                  (3) any (A) incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, or (B) assumption, guarantee, endorsement or otherwise by the Company of any obligations of any other person, in each case, other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practices;

                  (4) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary and usual course of business consistent with past practices;

                  (5) prior to or on the date hereof, any making of any loan in excess of $100,000, or aggregate loans in excess of $250,000, advance or capital contributions to or investment in any person, in each case, other than in the ordinary and usual course of business consistent with past practice;

                  (6) any change in any accounting policies or practices by the Company or any of its Subsidiaries; or

                  (7) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, consultant, partner or employee of the Company or any of its Subsidiaries (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer, consultant, partner or employee of the Company or any of its Subsidiaries, or (C) change in compensation or other benefits payable to any director, officer, consultant, partner or employee of the Company or any of its Subsidiaries, except, in each case, in the ordinary course of business or as required by Contract or applicable law with respect to employees of the Company or any of its Subsidiaries.

         (i)      Contracts.

                  (1) The Company has Previously Disclosed each of the following executory Contracts to which either the Company or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject:

                           (A) any lease of real property;

                           (B) any partnership, joint venture or other similar
                  agreement or arrangement, or any options or rights to acquire from any person any capital stock,


                                 Exhibit 2.7-17
                  voting securities or securities convertible into or exchangeable for capital stock or voting securities or such person, in each case, entered into other than in the ordinary course of business;

                           (C) any agreement relating to the acquisition or
                  disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                           (D) any indenture, mortgage, promissory note, loan
                  agreement, guarantee or other agreement or commitment, outstanding as of the date hereof, for the borrowing of money by the Company or one of its Subsidiaries or the deferred purchase price of property in excess of $100,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

                           (E) any agreement in force as of the date hereof that
                  creates future payment obligations in excess of $100,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 90 days or less;

                           (F) any license, franchise or similar agreement
                  material to the Company or any of its Subsidiaries or any agreement relating to any trade name or intellectual property right that is material to the Company or any of its Subsidiaries;

                           (G) any exclusive dealing agreement or any agreement
                  that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area or that would so limit their freedom after the Effective Date;

                           (H) any compensation, employment, severance,
                  supplemental retirement or other similar agreement or arrangement with any employee or former employee of, or independent contractor with respect to, the Company or any of its Subsidiaries, or any other agreement with any current or former Affiliate of the Company; and

                           (I) any other Contract that is a "material contract"
                  as defined in Item 601(b)(10) of SEC Regulation S-K and that has not been filed prior to the date hereof as an exhibit to the Company's SEC Documents.

                  (2) Each Contract that has been, or is required to be, Previously Disclosed pursuant to this Section is a valid and binding agreement of the Company or one or more of its Subsidiaries, as the case may be, and is in full force and effect, and the Company or its Subsidiaries parties thereto are not in default or breach in any material respect under the terms of any such Contract.

         (j) Contracts with Clients. Each of the Company and its Subsidiaries is in compliance with the terms of each Contract with any Client, and each such Contract is in full force and effect with respect to the applicable Client. There are no disputes pending or threatened with any Client under the terms of any such Contract or with any former Client.


                                 Exhibit 2.7-18

         (k)      Registration Matters.

                  (1) Each of the Company's Subsidiaries required to be registered as a broker-dealer or investment advisor with the SEC, the securities commission or similar authority of any state or any Self-Regulatory Organization are duly registered and such registrations are in full force and effect. Each Company Broker-Dealer Subsidiary is, and at the Effective Time will be, a member in good standing with all required Self-Regulatory Organizations and in compliance with all applicable rules and regulations of the Self-Regulatory Organizations.

                  (2) The Company has delivered or made available to the Acquiror, true, correct and complete copies of (A) each Company Broker-Dealer Subsidiary's Uniform Application for Broker-Dealer Registration on Form BD (each, "Company Form BD") and (B) each Uniform Application for Investment Adviser Registration filed by the Company or any Subsidiary (each, a "Company Form ADV", and together with Company Form BD, "Company Forms"), all of the Company Forms reflecting all amendments thereto filed with the NASD or the SEC, as the case may be, on or prior to the date hereof. The Company Forms are in compliance with the applicable requirements of the Exchange Act or the Investment Advisers Act, as the case may be and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided or made available true and complete copies of all audit reports since December 31, 1996 by the SEC or the NASD regarding the Company or its Subsidiaries. Each director, officer, agent and employee of each Company Broker-Dealer Subsidiary who is required to be registered as a representative, principal or agent with the securities commission of any state or with any Self Regulating Organization is duly registered as such and such registration is in full force and effect. Each registered representative and principal of each Company Broker-Dealer Subsidiary has at least the minimum series license for the activities which such registered representative or principal performs for such Company Broker-Dealer Subsidiary.

                  (3) The net capital, as such term is defined in Rule 15c3-1 under the Exchange Act, of each Company Broker-Dealer Subsidiary satisfies the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which the Company Broker-Dealer Subsidiary conducts business, and has been sufficient to permit each Company Broker-Dealer Subsidiary to operate without restriction on its ability to expand its business under NASD Conduct Rule 3130.

                  (4) None of the Company Broker-Dealer Subsidiaries nor any "associated person" thereof (a) is subject to a "statutory disqualification" as such terms are defined in the Exchange Act, (b) is ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer or (c) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Company Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.



                                 Exhibit 2.7-19

                  (5) Except for John G. Kinnard and Company, Incorporated and as Previously Disclosed, neither the Company nor its Subsidiaries is or is required to be registered as an investment company, investment adviser, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No Company Broker-Dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

                  (6) Neither the Company, its Subsidiaries nor any "associated person" (as defined in the Investment Advisers Act) thereof, as applicable, is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. Neither the Company nor its Subsidiaries provides investment advisory, subadvisory or management services to or through (i) any issuer or other Person that is an investment company (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of
         Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

                  (7) Each account to which the Company provides investment management, advisory or subadvisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or
         (iii) any entity whose underlying assets are deemed, under 29 C.F.R.
         Section 2510.3-101, to include the assets of such a plan by reason of such plan's investment in such entity (each, a "Company ERISA Client") has been managed or provided brokerage services by the Company or a Subsidiary thereof, as applicable, such that the Company or such Subsidiary in the exercise of such management or in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA.

         (l) Compliance with Laws. Each of the Company and its Subsidiaries, and, to the best of the Company's knowledge, each of their respective officers and employees:

                  (1) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses, and the rules of all Self-Regulatory Organizations applicable thereto;

                  (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of the Company's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely and all such filings, applications and registrations are current;


                                 Exhibit 2.7-20

                  (3) has received, since January 1, 1998, no written notification or communication (or, to the best knowledge of the Company, any other communication) from any Governmental Authority or Self-Regulatory Organization (A) asserting non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority or Self-Regulatory Organization enforces, (B) threatening any material penalty or to revoke any license, franchise, seat on any exchange, permit, or governmental authorization, (C) requiring any of them (including any of the Company's or its Subsidiary's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), or (D) restricting or disqualifying their activities (except for restrictions imposed by rule, regulation or administrative policy on brokers or dealers generally);

                  (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against the Company, any of its Subsidiaries or any officer, director or employee thereof;

                  (5) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA and (B) engaged in a "prohibited transaction" within the meaning of
         Section 406 of ERISA or Section 4975(c) of the Code which would subject it to liability or Taxes under Sections 409 or 502(i) of ERISA or
         Section 4975(a) of the Code;

                  (6) The Company has made available to the Acquiror true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since January 1, 1998 and (B) all records required to be kept by the Company under Rule G-8(a)(xvi) of the MSRB. Since January 1, 1998, other than as disclosed in such Forms G-37/G-38 made available to the Acquiror, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by the Company or any of the Company's Subsidiaries;

                  (7) is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Governmental Authority or Self-Regulatory Organization, or been advised since January 1, 1998, by any Governmental Authority or Self-Regulatory Organization that it is considering issuing or requesting any such agreement or other action or has knowledge of any pending or threatened regulatory investigation; and

                  (8) since January 1, 1998, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with (A) any applicable Governmental Authority and (B) any Self-Regulatory Organization (collectively, the "Company Reports"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.



                                 Exhibit 2.7-21

         (m)      Properties; Securities.

                  (1) Except as may be reflected in the Company's Financial Statements dated before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the Material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and its Subsidiaries as of the dates thereof. To the best of the Company's knowledge, all buildings and all the Material fixtures, equipment, and other property and assets held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles). The Company has Previously Disclosed a list of any and all real estate owned or leased by it or a Company Subsidiary as of the date hereof. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of each of the Company or any of its Subsidiaries. Such securities are valued on the books of the Company or its Subsidiaries in accordance with generally accepted accounting principles.

                  (2) Except as Previously Disclosed, neither the Company nor any Subsidiary thereof holds any equity securities for its own account involving, in the aggregate, ownership or control of 5% or more of any class of an issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity). Except as Previously Disclosed, there are no partnerships, limited liability companies, joint ventures or similar entities, in which the Company or any of its Subsidiaries is a general partner, manager, managing member or holds some other similar position or owns or controls any interest, directly or indirectly, of 5% or more and the nature and amount of each such interest.

         (n)      Taxes.

                  (1) The Company and its Subsidiaries have filed, completely and correctly in all material respects, all Tax Returns that are required by applicable law to be filed by the Company or its Subsidiaries;

                  (2) All Taxes shown to be due on such Tax Returns have been paid in full;

                  (3) All Taxes due with respect to completed examinations have been paid in full;

                  (4) No currently effective waivers of statutes of limitations (excluding such statues that relate to years currently under examination by the IRS) have been given by or requested with respect to any Taxes of the Company or any of its Subsidiaries;

                  (5) Each of the Company and its Subsidiaries has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith and have not been finally determined;


                                 Exhibit 2.7-22

                  (6) The federal and state income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or the relevant state taxing authorities, as the case may be, through December 31, 1996. The federal income tax returns of the Company and its Subsidiaries for the fiscal year ended December 31, 1995 and for all fiscal years prior thereto are, for purposes of routine audit by the IRS, closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as Previously Disclosed, there are no audits by, or disputes pending between the Company or any of its Subsidiaries and, any taxing authority of which the Company or any of its Subsidiaries has received written notice, or claims asserted in writing by any taxing authority for, Taxes or assessments upon the Company or any of its Subsidiaries. In addition, (A) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees for all prior periods in compliance with the Tax withholding provisions of applicable federal, state and local laws, (B) federal, state and local Tax Returns that are complete and accurate have been filed by the Company and its Subsidiaries for all periods for which Tax Returns were due with respect to income Tax withholding, Social Security and unemployment Taxes, (C) the amounts shown on such federal, state or local Tax Returns to be due and payable have been paid in full and (D) there are no Tax liens upon any property or assets of the Company or its Subsidiaries except liens for current Taxes not yet due;

                  (7) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method; and

                  (8) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as successor or transferee, by contract or otherwise.

         (o) Litigation. Company has furnished Acquiror copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of the end of its fiscal year most recently completed as of the date hereof in connection with the Company's financial statements included in the Company's most recent annual report on Form 10-K as filed with the SEC, and (ii) a written list of all Material legal litigation, proceedings, investigations or controversy ("Litigation") before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization to which the Company or any Company Subsidiary has been a party since the end of such fiscal year ("Litigation List"). Except as disclosed in the Litigation List, no Litigation before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization that has been or would reasonably be expected to be Material to the Company and its Subsidiaries taken as a whole is pending against the Company or any of its Subsidiaries, and, to the best of the Company's knowledge, no such Litigation has been threatened.

         (p)      Employees; Labor Matters.

                  (1) Each of the Company and its Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the


                                 Exhibit 2.7-23

         Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company or any of its Subsidiaries are engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company or any of its Subsidiaries before the National Labor Relations Board. There are no charges or complaints against the Company or any of its Subsidiaries pending of threatened in writing alleging sexual or other harassment, or other discrimination, by the Company, any of its Subsidiaries or by any of their employees, agents or representatives.

                  (2) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or organization, nor has it agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified, or is seeking certification, as representing any of the employees of any of the Companies or their Subsidiaries.

         (q)      Employee Benefit Plans.

                  (1) The Company has Previously Disclosed a complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors or their beneficiaries (the "Company Benefit Plans").

                  (2)      The Company has heretofore made available to Acquiror
         (A) true and complete copies of each of the Company Benefit Plans (or written explanations of any unwritten Company Benefit Plans) as in effect on the date hereof; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (C) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.

                  (3) With respect to each Company Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Company Benefit Plans and each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Internal Revenue Service has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of
         Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Company, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the related trust (except for changes in applicable law for which the remedial amendment period has not yet expired). No Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).


                                 Exhibit 2.7-24

                  (4) All contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Company Benefit Plan, if any, that is an employee welfare benefit plan under
         Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of
         Section 419 of the Code or (B) unfunded.

                  (5) There is no pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that would subject the Company or any of its Subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                  (6)      No Company Benefit Plan is subject to Title IV or
         Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any of its Subsidiaries has contributed or been obligated to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing, but unrelated, sponsors and that is subject to Title IV of ERISA at any time on or after December 31, 1994. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
         Section 4001 of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a "Company ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Company Benefit Plan or, to the knowledge of the Company, by any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries or Company ERISA Affiliates has provided, or is required to provide, security to any Company Benefit Plan or any single-employer plan of a Company ERISA Affiliate.

                  (7) Neither the Company nor any of its Subsidiaries has any obligation for retiree health, life or other welfare benefits, except for benefits and coverage required by applicable law, including, without limitation, Section 4980B of the Code and Part 6 of Title I of ERISA. There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan (other than reasonable and customary advance notice requirements) without incurring any Material liability thereunder.

                  (8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either standing alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, "excess parachute" (within the meaning of 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Plan, (B) increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any acceleration of the time of



                                 Exhibit 2.7-25
         payment or vesting of any such benefit or (D) affect in any way the ability to amend, terminate, merge or administer any Company Benefit Plan.

         (r) Environmental Matters. The Company and its Subsidiaries have complied at all times with applicable Environmental Laws; no property (including buildings and any other structures) currently or formerly owned or operated (or which the Company or any of its Subsidiaries would be deemed to have owned or operated under any Environmental Law) by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Company or its Subsidiaries; the Company is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; within the last six years, the Company and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Company under, any Environmental Law; the Company and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; the Company and its Subsidiaries are not aware of any reasonably likely liability relating to environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving the Company or one of its Subsidiaries, any currently or formerly owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by the Company or one of its Subsidiaries; and the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or one of its Subsidiaries or any currently or formerly owned or operated property or any property in which the Company or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

         (s) Internal Controls. The Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (t) Derivatives; Etc. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counter parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor, to the best of the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Company's SEC Documents disclose the value of such agreements and



                                 Exhibit 2.7-26
arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since December 31, 1999, there has not been a material change in such value.

         (u) Names and Trademarks. The Company and its Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property currently used by them in the conduct of their businesses; each of such names, service-marks, trademarks and other intellectual property has been Previously Disclosed; and, in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and no other person has the right to use such names, service-marks or trade marks in any such state.

         (v) Insurance. The Company has Previously Disclosed all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Company Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Company Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (w) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding the fees to be paid by the Company to U.S. Bancorp Piper Jaffray in amounts and on terms Previously Disclosed.

         (x) Tax Treatment. As of the date hereof, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

         SECTION 4.4 Representations and Warranties of the Acquiror and MergerCo. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, each of the Acquiror and MergerCo, as the case maybe, hereby represents and warrants to the Company as follows:

         (a) Organization, Standing and Authority. Each of the Acquiror and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota (in the case of the Acquiror) or the State of Minnesota (in the case of MergerCo), and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) Corporate Power. The Acquiror and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

         (c) Corporate Authority. Each of the Acquiror and MergerCo has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution, delivery of and performance of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement is a valid and legally binding agreement of each of the Acquiror and MergerCo, enforceable in accordance with its terms.


                                 Exhibit 2.7-27

         (d)      Regulatory Approvals; No Defaults.

                  (1) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror and MergerCo of this Agreement, or to consummate the Merger, except for (A) those required under the HSR Act; (B) filings of applications or notices with the CSE, the NASD and other Previously Disclosed securities licensing or supervising authorities; (C) approval of the CSE and consents of national securities exchanges for the transfer of ownership of seats or membership; (D) the filing and declaration of effectiveness of the Registration Statement; (E) approval of the listing on the NASDAQ/NMS of the shares of Acquiror Common Stock to be issued as Merger Consideration; and (F) the filing of Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA. As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities or Self-Regulatory Organizations necessary to permit consummation of the transactions contemplated hereby will not be received.

                  (2) Subject only to receipt of the regulatory approvals referred to in Section 4.4(d)(1), the expiration of applicable waiting periods and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination (with or without the giving of notice, passage of time or both) under, any law, rule or regulation or any judgment, decree, order, governmental or nongovernmental permit or license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

         (e) Acquiror Stock. The authorized capital stock of the Acquiror consists of 100,000,000 shares of capital stock, par value $.04 per share, of which 50,000,000 shares are designated as Acquiror Common Stock, and 50,000,000 shares are undesignated (the "Acquiror Undesignated Stock" and together with the Acquiror Common Stock, the "Acquiror Stock"). As of March 31, 2000, (a) 21,575,273 shares of Acquiror Common Stock were issued and outstanding, and (b) no shares of Acquiror Undesignated Stock were issued and outstanding, (c) 1,525,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of options issued or issuable under the Acquiror's 1995 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan (the "Acquiror Stock Options") and (d) 314,258 shares of Acquiror Common Stock were reserved for issuance under outstanding warrants to purchase Acquiror Common Stock (the "Acquiror Warrants"). The outstanding shares of Acquiror Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any subscriptive or preemptive rights). As of the date hereof, other than the Acquiror Stock Options and the Acquiror Warrants and the convertible notes ("Convertible Notes") which are proposed to be issued, offered and sold pursuant to SEC registration 333-35544 filed April 25, 2000, there are no shares of Acquiror Common Stock authorized and reserved for issuance, the Acquiror does not have any Rights issued or outstanding with respect to Acquiror


                                 Exhibit 2.7-28

Stock, and the Acquiror does not have any commitment to authorize, issue or sell any Acquiror Stock or Rights, except pursuant to this Agreement. The Convertible Notes, when issued, will have a conversion price of not less than the fair market value of a share of Acquiror Common Stock.

     (f) Subsidiaries. Each of the Acquiror's Subsidiaries has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Acquiror has continuously owned all of the outstanding capital stock of MergerCo since the initial issuance by MergerCo of its capital stock.

     (g)  SEC Documents; Financial Statements.

          (1) Since December 31, 1998, Acquiror and each Acquiror Subsidiary has filed all reports, registrations, and statements it was required to file with the SEC under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including, but not limited to Acquiror's Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, Forms 10-Q, registration statements, definitive proxy statements, and information statements and Acquiror has Previously Disclosed to the Company a draft of its Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (collectively, the "Acquiror SEC Documents"). As of their respective dates (and without giving effect to any amendments or modification filed after the date of this Agreement) each of the Acquiror SEC Documents, including the financial statements, exhibits, and schedules thereto, filed, circulated or Previously Disclosed prior to the date hereof complied (and each of the Acquiror SEC Documents filed after the date of this Agreement will comply) as to form with applicable Securities Laws and did not (or, in the case of reports, statements, or circular filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (2) Each of the balance sheets included in or incorporated by reference into the Acquiror SEC Documents and the audited balance sheet of MJK Holdings, Inc for the period ended March 31, 1999 Previously Disclosed to the Company, including the related notes and schedules, fairly presented (or, in the case of Acquiror SEC Documents filed after the date of this Agreement, will fairly present) the consolidated financial condition of the Acquiror and its Subsidiaries as of the date of such balance sheet and each of the statements of income, cash flows and changes in shareholders' equity and comprehensive income included in or incorporated by reference into the Acquiror SEC Documents or in the audited financial statements of MJK Holdings, Inc. for the period ended March 31, 1999 Previously Disclosed to the Company, including any related notes and schedules (collectively the foregoing financial statements and related notes and schedules are referred to as the "Acquiror Financial Statements"), fairly presented (or, in the case of Acquiror SEC Documents filed after the date of this Agreement, will fairly present) the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of the Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).



                                 Exhibit 2.7-29

          (3) Except as disclosed in the Acquiror Financial Statements or the Acquiror SEC Documents filed prior to the date of this Agreement, none of the Acquiror or any of its Subsidiaries has any liability or obligation (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Acquiror.

          (4) Acquiror has delivered or made available to the Company true and complete copies of the FOCUS Reports filed on Form X-17A-5 (the "Acquiror FOCUS Reports") for the quarters ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999 and March 31, 2000 by each Subsidiary of Acquiror that is a "broker" or "dealer", as such terms are defined in Sections 2(a)(4) and 2(a)(5) of the Exchange Act (collectively, the "Acquiror Broker-Dealer Subsidiaries"). Each Acquiror FOCUS Report complied (and with respect to Acquiror FOCUS Reports filed after the date hereof, will comply) at the date thereof with the rules and regulations of the SEC relating thereto and fairly presented (or will present, as the case may be) the information required to be presented therein pursuant to Rule 17a-5 under the Exchange Act.

     (h) Absence of Certain Changes. Since March 31, 2000, the business of the Acquiror and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has not been:

          (1) any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a Material Adverse Effect on the Acquiror;

          (2) any amendment of any term of any outstanding security of the Acquiror or any of its Subsidiaries or to the Acquiror or any of its Subsidiaries' articles of incorporation or bylaws (or similar governing documents);

          (3) any (A) incurrence, assumption or guarantee by the Acquiror or any of its Subsidiaries of any indebtedness for borrowed money, or (B) assumption, guarantee, endorsement or otherwise by the Acquiror of any obligations of any other person, in each case, other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practices;

          (4) any creation or assumption by the Acquiror or any of its Subsidiaries of any Lien on any material asset other than in the ordinary and usual course of business consistent with past practices;

          (5) prior to or on the date hereof, any making of any loan in excess of $100,000, or aggregate loans in excess of $250,000, advance or capital contributions to or investment in any person, in each case, other than in the ordinary and usual course of business consistent with past practice;

          (6) any change in any accounting policies or practices by the Acquiror or any of its Subsidiaries; or

          (7) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, consultant, partner or employee of the Acquiror or any of its Subsidiaries (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer, consultant, partner or



                                 Exhibit 2.7-30
     employee of the Acquiror or any of its Subsidiaries, or (C) change in compensation or other benefits payable to any director, officer, consultant, partner or employee of the Acquiror or any of its Subsidiaries, except, in each case, in the ordinary course of business or as required by Contract or applicable law with respect to employees of the Acquiror or any of its Subsidiaries.

     (i)  Contracts.

          (1) The Acquiror has Previously Disclosed each of the following executory Contracts to which either the Acquiror or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject:

               (A) any lease of real property;

               (B) any partnership, joint venture or other similar agreement or arrangement, or any options or rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or such person, in each case, entered into other than in the ordinary course of business;

               (C) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

               (D) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment, outstanding as of the date hereof, for the borrowing of money by the Acquiror or one of its Subsidiaries or the deferred purchase price of property in excess of $100,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

               (E) any agreement in force as of the date hereof that creates future payment obligations in excess of $100,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 90 days or less;

               (F) any license, franchise or similar agreement material to the Acquiror or any of its Subsidiaries or any agreement relating to any trade name or intellectual property right that is material to the Acquiror or any of its Subsidiaries;

               (G) any exclusive dealing agreement or any agreement that limits the freedom of the Acquiror or any of its Subsidiaries to compete in any line of business or with any person or in any area or that would so limit their freedom after the Effective Date;

               (H) any compensation, employment, severance, supplemental retirement or other similar agreement or arrangement with any employee or former employee of, or independent contractor with respect to, the Acquiror or any of its Subsidiaries, or any other agreement with any current or former Affiliate of the Acquiror; and

                                 Exhibit 2.7-31

               (I) any other Contract that is a "material contract" as defined in Item 601(b)(10) of SEC Regulation S-K and that has not been filed prior to the date hereof as an exhibit to the Acquiror's SEC Documents.

          (2) Each Contract that has been, or is required to be, Previously Disclosed pursuant to this Section is a valid and binding agreement of the Acquiror or one or more of its Subsidiaries, as the case may be, and is in full force and effect, and the Acquiror or its Subsidiaries parties thereto are not in default or breach in any material respect under the terms of any such Contract.

     (j) Litigation. Except as disclosed in the Acquiror's SEC Documents filed before the date of this Agreement, no Litigation before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization that has been or would reasonably be expected to be Material to the Acquiror and its Subsidiaries taken as a whole is pending against the Acquiror or any of its Subsidiaries, and, to the best of the Acquiror's knowledge, no such Litigation has been threatened.

     (k)  Compliance with Laws. The Acquiror and each of its Significant
Subsidiaries: is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses in all material respects, and the rules of all Self-Regulatory Organizations applicable thereto and has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted (all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of the Acquiror's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely and all such filings, applications and registrations are current).

     (l)   Registration Matters.

          (1) Each of the Acquiror's Subsidiaries required to be registered as a broker-dealer or investment advisor with the SEC, the securities commission or similar authority of any state or any Self-Regulatory Organization are duly registered and such registrations are in full force and effect. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, a member in good standing with all required Self-Regulatory Organizations and in compliance with all applicable rules and regulations of the Self-Regulatory Organizations.

          (2) The Acquiror has delivered or made available to the Company, true, correct and complete copies of (A) each Acquiror Broker-Dealer Subsidiary's Uniform Application for Broker-Dealer Registration on Form BD (each, "Acquiror Form BD") and (B) each Uniform Application for Investment Adviser Registration filed by the Acquiror or any Subsidiary (each, an "Acquiror Form ADV", and together with Acquiror Form BD, "Acquiror Forms"), all of the Acquiror Forms reflecting all amendments thereto filed with the NASD or the SEC, as the case may be, on or prior to the date hereof. The Acquiror Forms are in compliance with the applicable requirements of the Exchange Act or the Investment Advisers Act, as the case may be and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Acquiror has provided or made available true and complete copies of all


                                 Exhibit 2.7-32
     audit reports since December 31, 1996 by the SEC or the NASD regarding the Acquiror or its Subsidiaries. Each director, officer, agent and employee of each Acquiror Broker-Dealer Subsidiary who is required to be registered as a representative, principal or agent with the securities commission of any state or with any Self Regulating Organization is duly registered as such and such registration is in full force and effect. Each registered representative and principal of each Acquiror Broker-Dealer Subsidiary has at least the minimum series license for the activities which such registered representative or principal performs for such Acquiror Broker-Dealer Subsidiary.

          (3) The net capital, as such term is defined in Rule 15c3-1 under the Exchange Act, of each Acquiror Broker-Dealer Subsidiary satisfies the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which the Acquiror Broker-Dealer Subsidiary conducts business, and has been sufficient to permit each Acquiror Broker-Dealer Subsidiary to operate without restriction on its ability to expand its business under NASD Conduct Rule 3130.

          (4) None of the Acquiror Broker-Dealer Subsidiaries nor any "associated person" thereof (a) is subject to a "statutory disqualification" as such terms are defined in the Exchange Act, (b) is ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer or (c) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Acquiror Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under
     Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.

          (5) Except as Previously Disclosed, neither the Acquiror nor its Subsidiaries is or is required to be registered as an investment company, investment adviser, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No Acquiror Broker-Dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

          (6) Neither the Acquiror, its Subsidiaries nor any "associated person" (as defined in the Investment Advisers Act) thereof, as applicable, is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. Neither the Acquiror nor its Subsidiaries provides investment advisory, subadvisory or management services to or through (i) any issuer or other Person that is an investment company (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.


                                 Exhibit 2.7-33

          (7) Each account to which the Acquiror provides investment management, advisory or subadvisory services that (i) is an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) any entity whose underlying assets are deemed, under 29 C.F.R. Section 2510.3-101, to include the assets of such a plan by reason of such a plan's investment in such entity (each, an "Acquiror ERISA Client") has been managed or provided brokerage services by the Acquiror or a Subsidiary thereof, as applicable, such that the Acquiror or such Subsidiary in the exercise of such management or in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA.

     (m)  Employees; Labor Matters.

          (1) Each of the Acquiror and its Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Acquiror or any of its Subsidiaries are engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Acquiror or any of its Subsidiaries before the National Labor Relations Board. There are no charges or complaints against the Acquiror or any of its Subsidiaries pending of threatened in writing alleging sexual or other harassment, or other discrimination, by the Company, any of its Subsidiaries or by any of their employees, agents or representatives.

          (2) Neither the Acquiror nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or organization, nor has it agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified, or is seeking certification, as representing any of the employees of the Acquiror or its Subsidiaries.

     (n)  Employee Benefit Plans.

          (1) The Acquiror has Previously Disclosed a complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored, maintained or contributed to by the Acquiror or any of its Subsidiaries for the benefit of current or former employees or directors or their beneficiaries (the "Acquiror Benefit Plans").

          (2) The Acquiror has heretofore made available to the Company (A) true and complete copies of each of the Acquiror Benefit Plans (or written explanations of any unwritten Benefit Plans) as in effect on the date hereof; (B) the three most recent Annual


                                 Exhibit 2.7-34

     Reports (Form 5500 Series) and accompanying schedules, if any; and (C) the most recent determination letter from the IRS (if applicable) for such Acquiror Benefit Plan.

          (3) With respect to each Acquiror Benefit Plan, the Acquiror and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Acquiror Benefit Plans and each Acquiror Benefit Plan has been administered in all material respects in accordance with its terms. The Internal Revenue Service has issued a favorable determination letter with respect to each Acquiror Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Acquiror, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the related trust (except for changes in applicable law for which the remedial amendment period has not yet expired). No Acquiror Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

          (4) All contributions required to be made to any Acquiror Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Acquiror Financial Statements. Each Acquiror Benefit Plan, if any, that is an employee welfare benefit plan under Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of Section 419 of the Code or (B) unfunded.

          (5) There is no pending or, to the knowledge of the Acquiror, threatened litigation relating to the Acquiror Benefit Plans. Neither the Acquiror nor any of its Subsidiaries has engaged in a transaction with respect to any Acquiror Benefit Plan that would subject the Acquiror or any of its Subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (6) No Acquiror Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Acquiror nor any of its Subsidiaries has contributed or been obligated to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing, but unrelated, sponsors and that is subject to Title IV of ERISA at any time on or after December 31, 1994. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Acquiror or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001 of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Acquiror under
     Section 4001 of ERISA or Section 414 of the Code (an "Acquiror ERISA Affiliate"). No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Benefit Plan or, to the knowledge of the Acquiror, by any Acquiror ERISA Affiliate. Neither the Acquiror nor any of its Subsidiaries or Acquiror ERISA Affiliates has provided, or is required to provide, security to any Benefit Plan or any single-employer plan of an Acquiror ERISA Affiliate.



                                 Exhibit 2.7-35

     (o) Environmental Matters. The Acquiror and its Subsidiaries have complied at all times with applicable Environmental Laws; no property (including buildings and any other structures) currently or formerly owned or operated (or which the Acquiror or any of its Subsidiaries would be deemed to have owned or operated under any Environmental Law) by the Acquiror or any of its Subsidiaries or in which the Acquiror or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Acquiror or its Subsidiaries; the Acquiror is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; within the last six years, the Acquiror and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Acquiror under, any Environmental Law; the Acquiror and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; the Acquiror and its Subsidiaries are not aware of any reasonably likely liability relating to environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving the Acquiror or one of its Subsidiaries, any currently or formerly owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by the Acquiror or one of its Subsidiaries; and the Acquiror has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Acquiror or one of its Subsidiaries or any currently or formerly owned or operated property or any property in which the Acquiror or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

     (p) Internal Controls. The Acquiror and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (q) Derivatives; Etc. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts, whether entered into for the Acquiror's own account, or for the account of one or more of the Acquiror's Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counter parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Acquiror or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Acquiror nor its Subsidiaries, nor, to the best of the Acquiror's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Acquiror's SEC Documents disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since December 31, 1999, there has not been a material change in such value.



                                 Exhibit 2.7-36

     (r) Names and Trademarks. The Acquiror and its Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property currently used by them in the conduct of their businesses; each of such names, service-marks, trademarks and other intellectual property has been Previously Disclosed; and, in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and no other person has the right to use such names, service-marks or trade marks in any such state.

     (s) Insurance. The Acquiror has Previously Disclosed all of the insurance policies, binders, or bonds maintained by Acquiror or its Subsidiaries ("Acquiror Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Acquiror reasonably has determined to be prudent in accordance with industry practices. All of the Acquiror Insurance Policies are in full force and effect; the Acquiror and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (t) Brokers. No action has been taken by the Acquiror that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding the fees to be paid by Acquiror to R.J. Steichen & Company in amounts and on terms Previously Disclosed.

     (u) Absence of Certain Changes. Since March 31, 2000, there has not been any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a Material Adverse Effect on Acquiror.

     (v) Activities of Merger Sub. MergerCo does not have any Subsidiaries or material investments of any kind in any entity. MergerCo has been incorporated on behalf of the Acquiror solely for purposes of accomplishing the Merger, has not engaged in any other business activity and has conducted its operations only as contemplated hereby.

     (w) Funds. Acquiror has available and will make available to MergerCo at the Effective Time, sufficient funds to consummate the Merger and pay the Cash Consideration in accordance with the terms of this Agreement.

     (x) Validity of Acquiror Common Stock. The shares of Acquiror Common Stock to be issued to the holders of Company Common Stock as part of the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not in violation of any preemptive rights.

     (y)  Taxes.

          (1) The Acquiror and its Subsidiaries have filed, completely and correctly in all material respects, all Tax Returns that are required by applicable law to be filed by the Acquiror or its Subsidiaries;

          (2) All Taxes shown to be due on such Tax Returns have been paid in full;

          (3) All Taxes due with respect to completed examinations have been paid in full;



                                 Exhibit 2.7-37

          (4) No currently effective waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the IRS) have been given by or requested with respect to any Taxes of the Acquiror or any of its Subsidiaries;

          (5) Each of the Acquiror and its Subsidiaries has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith and have not been finally determined.

     (z) Tax Treatment. As of the date hereof, Acquiror has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                                    ARTICLE 5

                                    COVENANTS

     SECTION 5.1 Forebearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

     (a) Ordinary Course. Conduct the business of the Company or any of its Subsidiaries other than in the ordinary and usual course, or, to the extent consistent therewith, fail to use reasonable best efforts to preserve intact any of their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, correspondents, independent contractors, suppliers, employees and business associates; or engage in any new lines of business.

     (b) Capital Stock. Other than pursuant to the exercise of Previously Disclosed Rights outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (2) enter into any Contract with respect to the foregoing or (3) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

     (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Subsidiaries to the Company (in each case having record and payment dates consistent with past practice) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than as required by the Company Stock Plans upon exercise of Previously Disclosed Rights outstanding on the date hereof.

     (d) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof, or (3) for employment arrangements for, or grants of awards to, newly hired non-officer employees in the ordinary course of business consistent with past practice or (4) for normal individual increases in



                                 Exhibit 2.7-38
compensation to non-officer employees in the ordinary and usual course of business consistent with past practice.

     (e) Benefit Plans. Enter into, establish, adopt, amend or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan, program or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, including taking any action that accelerates the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, as may be required by applicable law or expressly required by the terms of Contracts Previously Disclosed as such Contracts are in effect as of the date hereof.

     (f) Dispositions. Except for sales of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

     (g) Acquisitions. Except for the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire a material portion of the assets of any other person.

     (h) Governing Documents. Amend the Company Articles, the Company Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of the Company's Subsidiaries.

     (i) Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

     (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into, renew or terminate any material Contract or amend or modify in any material respect, or waive any material right under, any of its existing material Contracts.

     (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $250,000 and which could not reasonably be expected to establish an adverse precedent or basis for subsequent settlements.

     (l) Capital Expenditures. Authorize or make any capital expenditures, other than (1) annual budgeted amounts Previously Disclosed, or (2) in the ordinary and usual course of business consistent with past practice in amounts not exceeding $250,000 in the aggregate.

     (m)  Risk Management. Except as required by applicable law or regulation,
(1) implement or adopt any change in the risk management policies, procedures or practices of the Company, which, individually or in the aggregate with all such other changes, would be Material, or (2) materially restructure or change its investment securities portfolio, if any, or the manner in which such portfolio is classified or reported.

     (n) Tax Matters. Make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any



                                 Exhibit 2.7-39
closing agreement, settle any Tax claim or assessment, surrender or compromise any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, other than any of the foregoing actions that are (i) not, alone or in the aggregate, Material and
(ii) taken in the ordinary and usual course of business, consistent with past practice.

     (o) Indebtedness. (i) Other than in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, and indebtedness under existing lines of credit), (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, (C) make any loan or advance other than forgivable loans to employees in connection with the hiring of such employees consistent with past practice, or (ii) other than with respect to customary concessions regarding margin indebtedness of brokerage clients in the ordinary course of business consistent with past practice, and with respect to the regularly scheduled forgiveness of loans made to employees prior to the date hereof in connection with the hiring of such employees when and as required by the express provisions of Previously Disclosed Contracts in full force and effect between such employees and the Company or any of its Subsidiaries, forgive or extinguish any indebtedness to the Company or any of its Subsidiaries for borrowed money or otherwise waive any rights under any instrument or arrangement pursuant to which such indebtedness was incurred.

     (p) Commitments. Agree or commit to do, or adopt any resolutions of its board of directors in support of, anything that would be precluded by clauses
(a) through (o).

     SECTION 5.2 Forbearances of the Acquiror and MergerCo. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, each of the Acquiror and MergerCo will not take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 6 not being satisfied, or (C) a material breach of any provision of this Agreement.

     SECTION 5.3 No Solicitation. (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to its terms, the Company agrees that it will not and will not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents, or affiliates, including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries (collectively, "Representatives") to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal (as defined below), or
(ii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their subsidiaries or Representatives to take any such action and, except to the extent prohibited by contracts existing at the date of this Agreement, the Company shall promptly notify Acquiror of any such inquiries and proposals received by the Company or any of its subsidiaries or Representatives, relating to any of such matters; provided, however, that nothing contained in this Agreement shall prohibit the Board from (A) furnishing nonpublic information to, or engaging in discussions or negotiations with, any person in response to an unsolicited bona fide written Acquisition Proposal; or
(B) recommending such an unsolicited bona


                                 Exhibit 2.7-40
fide written Acquisition Proposal to the shareholders of the Company, if and only to the extent that (a) the Board concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would constitute a Superior Proposal (as hereinafter defined), and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person the Company provides prompt written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person (which notice shall identify the nature and material terms of the proposal), and (c) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board receives from such person an executed confidentiality agreement no less restrictive than the confidentiality agreement previously entered into between the Company and Acquiror in connection with their consideration of the Merger.

     (b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) including the Company or its subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 20% or more of the equity securities of, the Company or any of its subsidiaries, in a single transactions or series of related transactions which would reasonably be expected to interfere with the completion of the Merger; or
(ii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith.

     (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by a third person that the Board determines in its good faith judgment to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board (based on the written advice of the Company's independent financial advisor) is reasonably capable of being obtained by such third person.

     (d) Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders which, in the good faith judgment of the Board based on the advice of outside counsel, is required under applicable law.

     SECTION 5.4 Shareholders' Meeting. The Company, acting through the Board, will as promptly as practicable following the date of this Agreement and in consultation with Acquiror and MergerCo:

          (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving and adopting this Agreement and the transactions contemplated hereby (the "Shareholders Meeting"), and

          (ii) (A) include in the Prospectus/Proxy Statement (as defined in Section 5.5) the recommendation of the Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, as well as the written opinion of
     U. S. Bancorp Piper Jaffray, the Board's financial advisor, that, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view



                                 Exhibit 2.7-41
     and (B) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders, provided however, that the Board may fail to make or may withdraw or modify such recommendation or fail to seek such approval if the Board has determined in good faith after consultation with outside counsel that failure to so act would result in a breach by the Board of its fiduciary duties to the Company's shareholders under applicable law.

     SECTION 5.5 Registration Statement. (a) For the purpose of (i) of holding the Shareholders' Meeting to approve the Merger and this Agreement, and (ii) of registering with the SEC and with applicable state securities authorities the Acquiror Common Stock to be issued as contemplated by this Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

     (b) Acquiror shall furnish such information concerning Acquiror and its Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Acquiror, the Acquiror Subsidiaries and Acquiror securities, to be prepared in accordance with Section 5.4(b). Acquiror agrees promptly to advise the Company if at any time prior to the Shareholders' Meeting any information provided by Acquiror in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to share with the Company the information needed to correct such inaccuracy or omission.

     (c) The Company shall furnish Acquiror with such information concerning the Company and its Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company, the Company Subsidiaries and the Company securities, to be prepared in accordance with
Section 5.4(b). The Company agrees promptly to advise Acquiror if at any time during which the Prospectus/Proxy Statement is required to be delivered any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Acquiror with the information needed to correct such inaccuracy or omission.

     (d) Acquiror shall use reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. Acquiror agrees to provide the Company with reasonable opportunity to review and comment on the Registration Statement and any amendment thereto before filing with the SEC or any other governmental entity and agrees not to make such filing if the Company reasonably objects to the completeness or accuracy of any information contained therein. Acquiror shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Acquiror shall furnish the Company with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

     (e) The Company shall use its reasonable best efforts to cause to be delivered to Acquiror a letter and consent relating to the financial statements of the Company included in the Registration Statement from KPMG LLP, the Company's independent auditors, dated a date within two business


                                 Exhibit 2.7-42
days before the date on which the Registration Statement shall become effective and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters and consents delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (f) Acquiror shall use its reasonable best efforts to cause to be delivered to the Company a letter and consent relating to the financial statements of Acquiror included in the Registration Statement from Ernst & Young LLP, Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters and consents delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (g) Acquiror agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     SECTION 5.6 Stock Listing. Acquiror shall use its reasonable best efforts to list on the NASDAQ/NMS the shares of Acquiror Common Stock to be issued in connection with the Merger on the Effective Date.

     SECTION 5.7 Clearing Agreement. The Company and Acquiror will cooperate with each other to transfer all clearing functions of the Company to an Acquiror Broker-Dealer Subsidiary as soon as reasonably practicable after the Effective Time, including by giving appropriate prospective notice of such transfer conditional on the consummation of the Merger to NationsBanc Montgomery Securities, LLC at least 90 days prior to the anticipated Closing Date and to the Company's Clients at least 15 days prior to the anticipated Closing Date.

     SECTION 5.8 Access; Information. (a) The Company and its Subsidiaries, on one hand, and Acquiror and its Subsidiaries on the other, shall upon reasonable notice and subject to applicable laws relating to the exchange of information, afford the other party and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) The Acquiror and the Company agree that any information obtained pursuant to this Section 5.8 will be subject to the terms of the letter agreements, dated January 14, 2000 and May 12, 2000 between the Acquiror and the Company (collectively the "Confidentiality Agreement"). No investigation by any party of the business and affairs of another party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to consummation contained in Article 6.

     SECTION 5.9 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and


                                Exhibit 2.7-43
to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

     (b) Without limiting the generality of Section 5.9(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company, to the extent the failure to obtain such consent is reasonably likely to have a Material Adverse Effect on the Company giving effect to the Merger, or is required in order to consummate the Merger.

     SECTION 5.10 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of the Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other (subject in each case to applicable laws relating to the exchange of information) with respect to, all material written information submitted to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Acquiror and the Company agrees to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     SECTION 5.11 Certain Employee Benefits. In the event that Acquiror discontinues any Company Benefit Plans for the benefit of Continuing Employees and replaces them with new benefit plans, programs or arrangements or Acquiror Benefit Plans, Acquiror shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat such Continuing Employee in the same manner as similarly situated employees of the Acquiror and treat the prior service with the Company of each Covered Employee (to the same extent such service is recognized under any analogous plans, programs or arrangements of the Company immediately prior to the Effective Time to the extent such a plan, program or arrangement is in effect immediately prior to the Effective Time) as service rendered to the Acquiror or its Subsidiaries, as the case may be, solely for purposes of eligibility to participate and for vesting thereunder (but not for purposes of benefit accruals). The Acquiror and its Subsidiaries will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the new plan or Acquiror Benefit Plans) and eligibility waiting periods, under any health plans maintained or adopted by the Acquiror or its Subsidiaries in which Covered Employees are eligible to participate after the Effective Time, to be waived with respect to
(a) Covered Employees who, immediately prior to the Effective Time,



                                Exhibit 2.7-44
participated in a Company-sponsored health plan and (b) their eligible dependents. The Acquiror and its Subsidiaries will recognize, for purposes of any annual deductible and out-of-pocket limits under its existing or any new health plans, deductible and out-of-pocket expenses paid by Covered Employees and their dependents during the calendar year in which the Effective Time occurs under the health plans of the Company and its Subsidiaries. The Acquiror and its Subsidiaries shall honor, pursuant to the terms of the Previously Disclosed Company Benefit Plans, and to the extent consistent with applicable law, all accrued employee benefit obligations to current and former employees of the Company under such plans. Nothing in this Section 5.11 shall prevent Acquiror from amending or terminating any Company Benefit Plans or benefit plans of the Acquiror (or its Subsidiaries) or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law; providing, however, that the arrangements identified in Section 5.11 of the Company Disclosure Schedule shall be administered as described therein. The Acquiror acknowledges that the consummation of the Merger (or, if otherwise provided under the applicable Company Benefit Plan, the approval of the Merger by the Company's shareholders) shall constitute a "Change of Control" or "Change in Control" or "Change of Control not initiated by the Company" for purposes of each Company Benefit Plan for which the concept is relevant.

     SECTION 5.12 Indemnification. With respect to the indemnification of directors and officers, Acquiror agrees as follows:

     (a) Acquiror shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), under applicable law, in the Company Articles or Bylaws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the Effective Date, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this Section 5.12(a) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company or a Company Subsidiary, the Acquiror shall guarantee, the indemnification obligations of Company or such Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above.

     (b) Any Indemnified Party wishing to claim indemnification under this Section, upon learning of such claim, action, suit, proceeding, or investigation, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnified Party unless such failure has actually prejudiced the Acquiror. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time) (i) if the Acquiror agrees that the claim, action, suit, proceeding or investigation is fully indemnifiable and that the Acquiror will pay any liability resulting from such claim, action, suit, proceeding or investigation, the Acquiror shall have the right to assume the defense thereof and shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnified Party advises that


                                Exhibit 2.7-45
there are issues which raise conflicts of interest between Acquiror and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and the Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this subparagraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (ii) such Indemnified Party shall cooperate fully in the defense of any such matter.

     (c) For a period of six years from the Effective Time, the Acquiror shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries with respect to claims against such directors and officers arising from fact or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend per annum more than 200 percent of the current amount expended by the Company (such limit on the premiums required to be expended by the Acquiror, the "Insurance Amount") to maintain or procure such directors and officers insurance coverage for a comparable six-year period; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 5.12(c), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any subsidiary may be required to make application and provide customary representations and warranties to the Acquiror's insurance carrier for the purpose of obtaining such insurance.

     (d) If the Acquiror or any of its successors shall consolidate with, or merge into, any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all of its assets to any other entity, then, and in each case, proper provision shall be made so that the successor and assigns of the Acquiror shall assume the obligations set forth in this Section 5.12.

     (e) The provisions of this Section 5.12 are intended to be for the benefit of, and enforceable in accordance with their terms by, Indemnified Parties.

     SECTION 5.13 Notification of Certain Matters. (a) Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.

     (b) The Company and each of its Subsidiaries shall promptly notify the Acquiror, and the Acquiror shall promptly notify the Company, of any written notice (or any other communication of which the Company and each of its Subsidiaries, on the one hand, or the Acquiror, on the other hand, becomes aware) from any person alleging that the consent of such person is or may be required as a condition to the Merger or any notice or other communication from any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

     SECTION 5.14 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Prospectus/Proxy Statement, the Company shall deliver to the Acquiror a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the


                                Exhibit 2.7-46

Shareholder's Meeting, deemed to be an "affiliate" of the Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act.

     (b) The Company shall use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to the Acquiror, on or before the date of mailing of the Prospectus/Proxy Statement, an agreement in substantially the form attached hereto as Annex A.

     SECTION 5.15 Retention Program. At the Effective Time, the Company, in cooperation with the Acquiror, will have established a retention program on terms described in Schedule 5.15 to be used to retain certain employees of the Company, and Acquiror, the Company and the Surviving Corporation, as applicable, shall take all actions necessary to implement the provisions of such Schedule 5.15.

     SECTION 5.16 Press Releases. Each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of any applicable Self-Regulatory Organization.

     SECTION 5.17 Section 16 Matters. Prior to the Effective Time, the Acquiror and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Acquiror Common Stock resulting from the transactions contemplated by Article 3 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                    ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.1 Conditions to Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the Merger shall be subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of the following conditions:

     (a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued since the date of this Agreement by any U. S. federal or state court of competent jurisdiction and shall remain in effect; and no U. S. federal or state law, statute, rule, regulation or decree that makes consummation of the Merger illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

     (b) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act; and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceeding shall have been initiated or threatened in writing by the SEC for the purpose of seeking or obtaining such a stop order.



                                Exhibit 2.7-47

     (c) Listing. The Acquiror Common Stock to be issued to holders of Company Common Stock as a result of the Merger shall have been approved for listing on the NASDAQ/NMS.

     (d) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-Regulatory Organizations required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

     (e) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock entitled to vote thereon in accordance with the MBCA, other applicable law and the Company Articles and Company Bylaws.

     (f) Tax Opinion. The Company and the Acquiror shall have received an opinion (the "Tax Opinion") of KPMG LLP, the Company's independent auditors, dated the Effective Date, substantially to the effect that, based upon the facts and assumptions stated therein for United States federal income tax purposes, the merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     (g)  No Governmental Litigation. There shall not be pending before any
U. S. federal or state court of competent jurisdiction any suit, action or proceeding commenced by any U. S. federal or state Governmental Authority against Acquiror or the Company (and no U. S. federal or state Governmental Authority shall have overtly threatened to commence any action, suit or proceeding against Acquiror or the Company before any U. S. federal or state court of competent jurisdiction): (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or the Company or any of their Subsidiaries any damages that would be material to Acquiror or the Company; (iii) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company.

     (h) No Other Litigation. There shall not be pending before any U. S. federal or state court of competent jurisdiction any suit, action or proceeding commenced by any person against Acquiror in which there is a reasonable likelihood of a judgment against Acquiror or the Company providing for an award of damages or other relief that would have a Material Adverse Effect on Acquiror or the Company; (i) challenging or seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iii) which would affect adversely the right of the Surviving Corporation to own the assets or operate the business of the Company.

     SECTION 6.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

     (a)  Representations and Warranties. Subject to the standard set forth in
Section 4.2, the representations and warranties of the Acquiror and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some



                                Exhibit 2.7-48
other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by a senior executive officer to such effect.

     (b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by a senior executive officer to such effect.

     SECTION 6.3 Conditions to Obligation of the Acquiror and Merger Sub. The obligation of the Acquiror and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

     (a)  Representations and Warranties. Subject to the standard set forth in
Section 4.2 (except with respect to Section 4.3(e), which shall be true and correct in all material respects), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by a senior executive officer to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received, prior to the Effective Time, a certificate, dated the Effective Date, signed on behalf of the Company by a senior executive officer to such effect.

     (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Surviving Corporation.


                                    ARTICLE 7

                                   TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by shareholders of the Company:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company.

     (b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company in the event of either: (1) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 4.2), which breach cannot be or has not been cured within


                                Exhibit 2.7-49

30 days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party or the Surviving Corporation.

     (c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company in the event that the Merger is not consummated by December 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.1(c).

     (d) No Approval. By the Company or the Acquiror in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or (2) the shareholder approval required by Section 6.1(h) herein is not obtained at the Shareholder Meeting or at any adjournment or postponement thereof.

     (e) Failure to Recommend, Etc. By Acquiror if the Board shall have withdrawn, or modified or amended in a manner adverse to Acquiror, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for Shares).

     (f) Alternative Transaction. By the Company, if (i) the Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement to enter into a transaction that constitutes a Superior Proposal and the Company notifies Acquiror in writing that it intends to enter into such an agreement, attaching a description of the material terms and conditions thereof, (ii) Acquiror does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board determines in good faith by a majority vote after consultations with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five day period and (iii) the Company prior to such termination pursuant to this clause (f) pays to Acquiror in immediately available funds the fees required to be paid pursuant to Section 7.2. The Company agrees to notify Acquiror promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; and

     SECTION 7.2 Fees and Expenses. If (i) this Agreement is terminated by the Company pursuant to Section 7.1(f) to accept a Superior Proposal; or (ii) (A) this Agreement is terminated by Acquiror pursuant to Section 7.1(e), and (B) within 12 months of any such termination of this Agreement, the Company shall enter into a letter of intent or definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal shall have been consummated; or (iii) (A) this Agreement is terminated by the Company or Acquiror pursuant to
Section 7.1(d)(2), (B) at any time after the date of this Agreement and at or before the Shareholder Meeting an Acquisition Proposal shall have been publicly announced or communicated to the Board, and (C) within 12 months of any such termination of this Agreement, the Company shall enter into a letter of intent or definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal shall have been consummated; then the Company shall pay Acquiror a fee in the amount of $1,000,000



                                Exhibit 2.7-50

(the "Termination Fee"). The Termination Fee payable pursuant to clause (i) above shall be paid by the Company prior to the termination of this Agreement by the Company. The Termination Fee payable pursuant to clauses (ii)-(iii) above shall be paid at or before the consummation of such Acquisition Proposal or within one business day following the effective date of such letter of intent or definitive agreement, whichever is earlier.

     SECTION 7.3 Acquiror Deposit. (a) Upon execution of this Agreement, Acquiror deposited in escrow $1,000,000 to be delivered at Closing to the Exchange Agent as part of the Cash Consideration (the "Escrow Deposit"). In the event that this Agreement is terminated, the Escrow Deposit will be disbursed as follows:

          (i) The Escrow Deposit (plus all interest accrued thereon) shall be distributed to Acquiror upon written notice by Acquiror to the Exchange Agent if this Agreement is terminated (A) pursuant to Section 7.1(a) and such mutual termination provides for a return to Acquiror of the Escrow Deposit, (B) pursuant to Section 7.1(d), (e) or (f), or (C) by Acquiror pursuant to Section 7.1(b) or (c).

          (ii) The Escrow Deposit (plus all interest accrued thereon) shall be distributed to the Company upon written notice by the Company to the Exchange Agent if this Agreement is terminated (A) pursuant to Section 7.1(a) and such mutual termination provides for a disposition to the Company of the Escrow Deposit, (B) by the Company pursuant to Section 7.1(b), or (C) by the Company pursuant to Section 7.1(c) and the failure to consummate the Merger results from the knowing action or inaction of Acquiror or MergerSub.

     (b) Such payment shall not limit any remedy available to the Company for breach of the Agreement by Acquiror. Acquiror shall pay the cost of the escrow and shall be entitled to any income thereon. The escrow shall be governed by an escrow agreement substantially in the form of Annex B hereto.

     SECTION 7.4 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 7, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (1) as set forth in Sections 7.3,
8.1 and 8.5 and (2) that termination will not relieve a breaching party from liability for any willful breach of this Agreement.


                                    ARTICLE 8

                                  MISCELLANEOUS

     SECTION 8.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that (a) to the extent the agreements of the parties contained herein by their terms apply after the Effective Time, such agreements shall survive the Effective Time, and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 5.8(b), 7.2, 7.3 and in this Article 8 shall survive such termination.




                                Exhibit 2.7-51

     SECTION 8.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (1) waived by the party benefited by the provision, or
(2) amended or modified at any time, by an agreement in writing between the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after approval of the Merger by the shareholders of the Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

     SECTION 8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     SECTION 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except the printing and mailing expenses, the SEC registration fees and the cost of the Tax Opinion shall be shared equally between the Company and Acquiror.

     SECTION 8.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (1) on the date of delivery, if personally delivered or telecopied (with confirmation), (2) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (3) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

     If to the Acquiror or MergerCo, to:

          Stockwalk.com Group, Inc.
          5500 Wayzata Boulevard
          Suite 800
          Minneapolis, Minnesota 55416
          Facsimile:  (763) 542-3591
          Telephone:  (763) 542-6000
          Attention:  President

     With a copy to:

          Maun & Simon, PLC
          2000 Midwest Plaza Building West
          801 Nicollet Mall
          Minneapolis, Minnesota 55402
          Facsimile:  (612) 904-7424
          Telephone:  (612) 904-7400
          Attention:  Albert A. Woodward




                                Exhibit 2.7-52

     If to the Company, to:

          Kinnard Investments, Inc.
          920 Second Avenue South
          Minneapolis, Minnesota 55402
          Facsimile: (612) 370-2803
          Telephone:  (612) 370-2700
          Attention:  President

     With a copy to:
          Kaplan, Strangis & Kaplan, P.A.
          5500 Norwest Center
          90 South Seventh Street
          Minneapolis, Minnesota 55402
          Facsimile:  (612) 375-1143
          Telephone:  (612) 375-1138
          Attention:  James C. Melville

     SECTION 8.7 Entire Understanding, No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 5.11, insofar as such Section expressly provides certain rights to the persons named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.




                                Exhibit 2.7-53

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.


                                   KINNARD INVESTMENTS, INC.


                                   By:   /s/ William F. Farley
                                      -----------------------------------

                                   Name: William F. Farley
                                        ---------------------------------

                                   Its: Chairman and Chief Executive Officer
                                       -------------------------------------


                                   STOCKWALK.COM GROUP, INC.


                                   By:   /s/ Eldon C. Miller
                                      -----------------------------------

                                   Name: Eldon C. Miller
                                        ---------------------------------

                                   Its: Chairman and Chief Executive Officer
                                       -------------------------------------


                                   SW ACQUISITION, INC.


                                   By:   /s/ Eldon C. Miller
                                      -----------------------------------
                                   Name: Eldon C. Miller
                                        ---------------------------------
                                   Its: Chairman and Chief Executive Officer
                                       -------------------------------------











                (Signature Page to Agreement and Plan of Merger)






                                Exhibit 2.7-54